EXHIBIT 99.1

                                  NEWS RELEASE

                                                               Company Contacts:
                                       Investors: Frank Hopkins or Chris Paulsen
                                      Media and Public Affairs:   Susan Spratlen
                                                                  (972) 444-9001

                       Pioneer Updates Alaska North Slope
                             Exploration Activities

Dallas, Texas, March 21, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) announced today the execution by its Alaskan subsidiary of a multi-year contract with Doyon Drilling, Inc. to build and operate a new drilling rig designed for exploration drilling on the North Slope of Alaska. Akita Drilling, Ltd. will join Doyon in the construction of the rig.

The Company also announced the assignment of its 40% working interest in the Tuvaaq exploration well on Alaska's North Slope to Kerr-McGee.

New Drilling Rig

The new drilling rig, which will be built in Canada this summer and begin operations later this year, will be lightweight and highly mobile and is designed to maximize the number of wells drilled during the relatively short winter drilling season on the Alaska North Slope. This fit-for-purpose rig will significantly reduce drilling costs and increase productivity by reducing ice road and mobilization costs. It will also allow the Company to optimize its drilling program over Pioneer's extensive undeveloped acreage position on the North Slope.

Ken Sheffield, President of Pioneer's Alaska subsidiary commented, "We are very pleased to be working with two of the most experienced and efficient drilling contractors in the Arctic, Doyon and Akita. The new rig is an example of the entrepreneurial approach Pioneer brings to the North Slope and underscores Pioneer's strategy of providing strong returns and production growth through high-impact exploration in Alaska."

2005 Alaska Exploration Program

Earlier this year, Pioneer announced a $50 million exploration program for 2005 in Alaska with activities centered on the following areas:

         o     National Petroleum Reserve - Alaska (20% to 30% working interest)
                  1.4 million acres in an under-explored area with various leads and prospects
         o     Storms Lead Area (50% working interest and operator)
                  130,000-acre position adjacent to the giant Prudhoe Bay and Kuparuk River Units
         o     Tuvaaq Offshore Lease (40% working interest)
                  A 14,000-acre block northeast of Pioneer's Oooguruk Unit with a primary objective in the Ivishak sands and a secondary objective in the Schrader Bluff sands encountered in the adjacent Nikaitchuq Unit

Drilling operations have concluded on the Tuvaaq exploration well. The well encountered wet sands in the primary Ivishak objective and hydrocarbon-bearing sands in the Schrader Bluff interval. Pioneer elected to assign its interest to Kerr-McGee rather than participate with a small working interest in the eventual development of the Schrader Bluff resource, most of which is found in the adjacent Nikaitchuq Unit operated by Kerr-McGee. As a result, Pioneer will not incur any capital expense related to the well.




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Pioneer and partner ConocoPhillips  concluded a 3-D seismic survey in the Storms area and may drill the first exploratory well on the acreage as early as 2006. The Company is also participating with ConocoPhillips and Anadarko Petroleum Corporation in two to three wells in the National Petroleum Reserve - Alaska.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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